AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

REAL ESTATE CONTACTS, INC.
Name of Corporation
P05000037567
Document Number

REAL ESTATE CONTACTS, INC. (“the Corporation”), pursuant to the authority contained in Florida Statutes Section 607.1007, hereby amends and restates the Articles of Incorporation:

ARTICLE I.

NAME.

The name of the Corporation is REAL ESTATE CONTACTS, INC.

ARTICLE II.

PRINCIPAL PLACE OF BUSINESS AND MAILING ADDRESS.

The principal place of business of the Corporation shall be:  8878 Covenant Avenue, Suite 209, Pittsburgh, PA.  15237.

The mailing address of the Corporation shall be:  8955 U.S. Highway 301 N., No. 192, Parrish, FL  34219.

ARTICLE III.

CAPITAL STOCK.

1.

Authorized Capital Stock.  The total authorized capital stock of the corporation shall be Two Hundred Fifty Million shares (250,000,000), consisting of 249,000,000 shares of common stock, par value $0.00001 per share (the “common stock”); 1,000,000 shares of Preferred Stock.

2.

Common Stock.  Each holder of shares of common stock shall be entitled to one vote for each share held of record by such holder as to each matter submitted to shareholders for approval.  There shall be no cumulative voting rights in the election of directors of the Corporation.

3.

Preferred Stock.  The shares of Preferred Stock may be issued from time to time in one or more series as maybe be established by the Board of Directors of the Corporation. The Board of Directors is hereby expressly authorized to fix and determine by resolution(s) the number of shares of each series of Preferred Stock and the designation thereof, any voting and other powers, preferences and relative participating, optional or special rights, including the number of votes if any, per share and such qualifications, limitations or restrictions on any such powers, preferences and rights as shall be stated in the resolutions(s) providing for the issue of the series (a “Statement of  Designation”) and as may be  permitted by the Florida Business Corporation Act (the “Act).  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares of such series then outstanding) by the Board of Directors.

4.

Statement of Designation of Preferred Stock Series A. The first series of Preferred stock shall be designated “Series A Preferred Stock”.  A statement of the relative powers, dividends, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock is as follows:

4.1.

Designation of Series A of Preferred Stock. The distinctive serial designation of such series of Preferred Stock is “Series A Preferred Stock” (“Series A”). Each share of Series A shall be identical in all respects to every other share of Series A.  The authorized number of shares of Series A shall be 500,000, which shall have a par value of $0.0001 per share.  Series A Shares that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued Preferred Shares, provided that any such cancelled shares of Series A may be reissued only as Series A Preferred Shares.

4.2.

Definitions. As used herein with respect to the Series A:

4.2.1.

“Articles of Incorporation” means the amended and restated articles of incorporation of the Corporation, as it may be amended from time to time in a manner consistent with this Statement of Designation, and shall include this Statement of Designation.

4.2.2.

“Board of Directors” means the board of directors of the Corporation.

4.2.3.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law or executive order to close.

4.2.4.

“Bylaws” means the bylaws of the Corporation, as they may be amended from time to time in a manner consistent with this Statement of Designation.

4.2.5.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, excluding any debt securities convertible into such equity.

4.2.6.

“Common Shares” means the Common shares of the Corporation, par value $0.00001 per share.

4.2.7.

“Holder” means the Person in whose name the shares of Series A are registered, which may be treated by the Corporation, its Transfer Agent, and its Registrar as the absolute owner of the shares of Series A for all purposes to the fullest extent permitted by law.

4.2.8.

“Junior Stock” or “Junior Securities” means the Common Shares of the Company.

4.2.9.

“Liquidation Event” means the occurrence of a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary.

4.2.10.

“Liquidation Preference” has the meaning set forth in Section 4.4.1.

4.2.11.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, or trust.

4.2.12.

“Preferred Shares” means any and all series of preferred shares of the Corporation, including the Series A.

4.2.13.

“Stock Purchase Agreement” means that agreement defining the terms of the purchase of the Series A.

4.2.14.

“Voting Stock” means stock of the Corporation having the power to elect directors to the Board of Directors and any other general voting power (and shall include any shares of Voting Stock issuable upon exercise, exchange or conversion of securities exercisable or exchangeable for or convertible into shares of Voting Stock).

4.2.14.1.

Each Common Share entitled to vote shall vote as one (1) share of Voting Stock.

4.2.14.2.

Each Series A Preferred Share entitled to vote shall vote as five-thousand (5,000)

shares of Voting Stock.

4.2.15.

For all purposes relevant to this Statement of Designation: The terms defined in the singular have a comparable meaning when used in the plural and vice versa. Whenever the words “include,” “includes,” or “including” are used, they are deemed followed by the words “without limitation.” All references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events. If any event under this Statement of Designation occurs on a Saturday, Sunday, or legal holiday, then such event shall be deemed to occur on the first Business Day after such date.

4.3.

Issuance of Series A.  Series A Preferred Stock shall be issued at the discretion of the Board of Directors pursuant to the terms of and upon receipt of the consideration provided for in a Stock Purchase Agreement.

4.4.

Liquidation Rights.

4.4.1.

Series A Liquidation Preference. Upon the occurrence of any Liquidation Event, whether voluntary or involuntary, the Holders of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof available for distribution to shareholders of the Corporation, after satisfaction of all liabilities, if any, to creditors of the Corporation and before any distribution of such assets or proceeds is made to or set aside for the holders of common stock or other series of stock of the Corporation ranking junior to the Series A Preferred, $0.02 per share of each Series A Preferred Stock (the “Series A Liquidation Preference”).

4.4.2.

Partial Payment. If, upon such Liquidation Event, the assets distributable to the holders of the Series A Preferred Stock shall be insufficient to permit the payment in full of the Series A Liquidation Preference, the assets of the Corporation shall be distributed to the holders of the Series A ratably until the holders have received the full amount to which they would otherwise be entitled. Holders of the Series A will not be entitled to any other amounts from the Corporation upon or in respect to the Series A after the Holders have received the Series A Liquidation Preference. The payment in full of the Series A Liquidation Preference with respect to any share of Series A shall be a payment in redemption of such share of Series A such that, from and after payment of the Series A Liquidation Preference, any such share of Series A shall no longer be outstanding.

4.4.3.

Residual Distributions. If the Liquidation Preference on the Series A has been paid in full, the holders of Common Stock shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

4.4.4.

Liquidation Notice. The Corporation shall give written notice of any Liquidation Event to each Holder not less than 30 days prior to the anticipated date of the Liquidation Event.

4.5.

Voting.  Each Series A Preferred Share shall vote as five-thousand (5,000) shares of Voting Stock.

4.6.

Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the record holder of any share of Series A as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.

4.7.

Notices. All notices or communications in respect of Series A shall be in writing and delivered via first class mail, postage prepaid at the holder’s address as set forth in the records of the Corporation, and shall be deemed effective on the date deposited with the Unites States Post Office.

4.8.

Repurchase and Sale of Series A. Subject to the limitations imposed herein and applicable law, the Corporation may purchase and sell shares of Series A from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine.

4.9.

Other Rights. Other than as set forth herein or as provided by applicable law, the shares of Series A shall not have any other voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof.

ARTICLE IV.

INDEMNIFICATION.

The Corporation shall, to the fullest extent legally permissible under the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity as a director or officer of the Corporation and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement or resolution adopted by the shareholders entitled to vote thereon after notice.

APPROVAL BY SHAREHOLDERS AND BOARD OF DIRECTORS

☑

These Amended and Restated Articles of incorporation were duly and unanimously approved by the Corporation’s shareholders on July 26, 2016, and the number of votes cast for the amendment by the shareholders was sufficient for their approval.

☑

These Amended and Restated Articles of Incorporation were duly and unanimously approved by the Corporation's Board of Directors on July 26, 2016, and the number of votes cast for the amendment by the Directors was sufficient for their approval.

These Amended and Restated Articles of Incorporation shall be effective on August 15, 2016.

IN WITNESS WHEREOF, the Corporation hereby certifies that this Amendment has been unanimously approved by its Shareholders and Board of Directors and has caused these Amended and Restated Articles of Incorporation to be duly executed by its Chief Executive Officer this 26th day of July 2016.

Real Estate Contacts, Inc.

Signed: /s/ Robert DeAngelis

Name:  Robert DeAngelis

Title:    Director and Majority Shareholder (65,002 shares/ 60%)